Exhibit 99.1

Hoth Therapeutics Licenses Intellectual Property to Develop Real-time,
Breath-Based COVID-19 Mobile Testing Device

Project Originally Funded at George Washington University

by COVID-19 Technology Maturation Grant

No Saliva or Blood Needed

Potential to Allow Public Health Professionals to Immediately Diagnose COVID-19 Infection
Via Breath Sample and Track Through A Mobile Device

NEW YORK, NY August 10, 2020 /PR Newswire/ Hoth Therapeutics, Inc. (NASDAQ: HOTH), a biopharmaceutical company, today announced licensing the intellectual property rights relating to the development of a medical device that has the potential to allow public health professionals to immediately diagnose COVID-19 infection via breath sample and track through a mobile device from the George Washington University (‘GW’).

Dr. Mona E. Zaghloul, a professor of Electrical and Computer Engineering at GW School of Engineering and Applied Science, and her former doctoral student Yangyang Zhao, developed the design of the device, based on prior work of other former students, in collaboration with the National Institute of Standards and Technology to detect and distinguish different species of gas. The device is based on nanotechnology Nanoholes using Plasmonics principles. The surface of the device is covered in a thin sheet of gold that can bind with other molecules, like those of a gas. Once the binding occurs, the wavelength of light bouncing off the surface changes, creating a different color of light. Different gases would cause different shifts in light. The results can be available quickly, and artificial intelligence programs can then classify the molecules that are bound to the surface of the device. The results, including the different classes of the molecules, can then be sent to the cloud by a mobile device, allowing the ability to track the data.

Dr. Jeanne A. Jordan, PhD, a professor in Epidemiology at the GW Milken Institute School of Public Health, was instrumental in recognizing the potential diagnostic capabilities of the technology. As the COVID-19 pandemic spread, she suggested alterations to the device.  The researchers believe that the modified apparatus, which is as small as a strand of hair, can be coated with a solution designed to bind specifically to the SARS-CoV-2 virus that causes COVID-19. This design would allow the virus to bind to the surface, thereby allowing for the detection of an optical change that could immediately be sensed by phone cameras when an infected person’s specimen is applied.

The research by Dr. Zaghloul and Dr. Jordan was funded by a COVID-19 Technology Maturation Grant from GW’s Technology Commercialization Office to accelerate the development of this medical device. The device would allow communities to build trackable real-time databases of infection. People can upload information directly to the cloud.

“These are devices that a public health professional could go out with into the field to administer point-of-care testing, either at a walk-up center or directly in the community,” Dr. Jordan said. “They’re extremely rapid—the turnaround time to having test results is within minutes, and you do the testing right there instead of having to send your sample to a large commercial laboratory with a massive backlog. That would allow these professionals to say immediately if someone needs to be quarantined, and to get the names of their contacts so they can start contact tracing.”

Mr. Robb Knie, Chief Executive Officer of Hoth, stated, “The immediate diagnosis and ongoing tracking of COVID-19 is a critical initiative towards mitigating the ongoing spread of COVID-19. This device which is under development would allow users to conduct widespread testing and provide instantaneous results through the administration of a breath sample and tracking through a mobile device. Securing the rights to this paradigm shifting technology in the fight against the global COVID-19 pandemic is a significant opportunity for Hoth and its shareholders. We look forward to working with the team at GW to accelerate the development of this breakthrough technology.”

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing new generation therapies for dermatological disorders. Hoth’s pipeline has the potential to improve the quality of life for patients suffering from indications including atopic dermatitis, chronic wounds, psoriasis, asthma and acne. Hoth has also recently entered into two different agreements to further the development of two different vaccine prospects to prevent or treat COVID-19. To learn more, please visit www.hoththerapeutics.com.

Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the proposed offering, timing and the use of proceeds. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this press release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com

Phone: (678) 570-6791 LR Advisors LLC

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